ADVISORY AND CONSULTING SERVICES AGREEMENT
This Advisory and Consulting Services Agreement (the “Agreement”) is entered into as of October 17, 2022 (the “Effective Date”) and states the terms and conditions that govern the contractual agreement between Open Lending Corporation, a Delaware corporation (the “Company”), and Ross M. Jessup (the “Consultant”).
WHEREAS, the Consultant announced his retirement as President and Chief Operating Officer of the Company on October 5, 2022;
WHEREAS, in order to provide continuity in the business affairs of the Company during the period following the Consultant’s retirement, the Consultant is willing to provide consulting services with respect to such matters pertaining to the Company’s business and affairs as may be directed or requested of the Consultant from time to time by the Company’s Board of Directors, Chief Executive Officer or Chief Financial Officer (collectively, the “Consulting Services”); and
WHEREAS, the Company desires to retain the services of the Consultant to render the Consulting Services in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Company (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows:
1. Term
This Agreement shall begin on the Effective Date and continue for a duration of six (6) months or until terminated, in writing, by either Party (the “Term”). The Term may be extended for a period of thirty (30) days by mutual agreement of the Parties in writing. Either Party may terminate this Agreement for any reason with ten (10) days’ written notice to the other Party.
2. Consulting Services
During the Term, the Consultant shall perform the Consulting Services as directed or requested by the Company’s Board of Directors, Chief Executive Officer or Chief Financial Officer.
3. Compensation and Expense Reimbursement
In consideration for performing the Consulting Services, the Company shall pay the Consultant as follows: no later than three (3) business days following the 17th day of each calendar month during the Term, the Company shall pay to the Consultant the amount of fifty thousand dollars ($50,000). The first such payment shall be made by the Company to Consultant no later than three (3) business days after the Effective Date. In addition, the Consultant shall be entitled to reimbursement from the Company for reasonable "out-of-pocket" expenses which have been specifically authorized in advance by the Company in writing.

4. Intellectual Property Rights in Work Product
The Parties acknowledge and agree that the Company will hold all intellectual property rights in any work product resulting from the Consulting Services, including but not limited to copyright and trademark rights. The Consultant agrees not to claim any such ownership in such work product’s intellectual property at any time prior to or after the completion and delivery of such work product to the Company.
5. Relationship of Parties
It is understood by the Parties that the Consultant is an independent contractor with respect to the Company, and not an employee of Company. The Consultant shall have the sole responsibility and obligation to report net earnings, if any, from the performance of Consulting Services. The Consultant shall exonerate, indemnify and hold Company harmless from and against and shall assume full responsibility for the payment of all federal, state and local taxes or contribution imposed or required under employment insurance, social security and income tax laws with respect to the Consultant.
6. Notices
For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Consultant, to the most recent address shown in the personnel records of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.
7. Indemnity
Except with respect to any gross negligence or intentional misconduct by the Consultant, the Company shall indemnify, defend, and hold harmless the Consultant from and against any and all third-party claims, causes of action, liabilities, losses, costs, damages and/or expenses in law or equity (including, without limitation, attorney’s fees and expenses) arising out of or in connection with the Consultant’s performance of the Consulting Services.
8. Employment Agreement
For the avoidance of doubt, nothing in this Agreement shall be construed so as to amend, negate, modify or affect the provisions of the Employment Agreement, dated as of August 28, 2020, by and between the Company and the Consultant, including, without limitation, Sections 7(b), 7(e), 7(f) and 14 thereof.
9. Miscellaneous
This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of Texas and subject to the exclusive jurisdiction of the federal and state courts located in Travis County, Texas. The Parties hereby waive any right to have a jury participate in resolving any dispute between them arising out of this Agreement. This Agreement contains the entire agreement of the Parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the Parties.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both Parties. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced and so limited. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

OPEN LENDING CORPORATION

By: /s/ Charles D. Jehl
    Name: Charles D. Jehl
    Title: Chief Financial Officer

CONSULTANT

By: /s/ Ross M. Jessup
    Name: Ross M. Jessup

[Signature page to Advisory and Consulting Services Agreement]